[Iron Eagle letterhead]

Company Contact:                              Investor Relations:
Iron Eagle Group, Inc.                        Alliance Advisors, LLC
Mr. Jason M. Shapiro, CFA, CPA, J.D           Thomas Walsh
Chief Financial Officer                       Senior Vice President
Phone:  +1 (917) 969-4845                    Phone:  +1 (212) 398-3486
Email: jasons@ironeaglegroup.com 	Email: twalsh@allianceadvisors.net

Website: www.ironeaglegroup.com      Website: www.allianceadvisors.net

FOR IMMEDIATE RELEASE

Iron Eagle Announces Over $10,000,000 in New Contracts for the Three Months Ended June 30, 2011

NEW YORK, July 13, 2011 (Marketwire) -- Iron Eagle Group, Inc. (OTCQB:
IEAG), a construction and contracting services provider in the infrastructure, commercial, and government markets, today announced its wholly owned subsidiary, Delta Mechanical, has been awarded a number of new contracts totaling approximately $10.8 million.

Since June 30, 2011, an additional $2.3 million in contracts has been awarded to Delta Mechanical. Delta Mechanical's backlog approximated $32.3 million and $34.6 million as of June 30, 2011 and July 11, 2011, respectively.

"We are excited about the significant increase in new projects we have been awarded over the last few weeks," stated Jason Shapiro, CEO of Iron Eagle. "We are seeing an increased number of new funded government and institutional projects and our team is actively pursuing a number of new infrastructure projects that should begin in late 2011. Our management team has positioned Iron Eagle to capitalize on future opportunities in the heavy construction marketplace."

Iron Eagle also announced that Mr. Joseph Antonini has assumed the role of chairman of the board of directors. Mr. Joseph LoCurto, the former chairman, has resigned to pursue other endeavors.

Mr. Antonini is the former chairman, president and CEO of Kmart
Corporation.   Mr. Antonini has actively led and served on corporate
boards of a wide diversity of industry leaders such as Shell Oil Company, Chrysler Corporation, Polaroid Corporation, Ziebart International, NBD Bank (ultimately acquired and merged into Bank One and then JPMorgan Chase), Michigan Bell, Economic Club of Detroit, and served as a trustee for the National Italian American Foundation. Mr. Antonini currently serves on the board of directors of Andretti Wine
Group.   Mr. Antonini has held key positions that include chairman of the National Retail Federation and the National Minority Supplier Development Council and is a recipient of the Horatio Alger Award. A native of West Virginia, Mr. Antonini holds a bachelor of science degree from West Virginia University. Mr. Antonini was recognized by West Virginia University as one of its most distinguished alumni.



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About Iron Eagle Group, Inc.

Iron Eagle provides construction and contracting services in both the commercial and government markets. Iron Eagle's management consists of business leaders in construction, government contracting, defense, finance, operations, and business development. Management has a compelling strategic plan to capitalize on the large $100 billion market opportunity in infrastructure construction created by annual government spending at the federal, state, and municipal levels throughout the United States. Through the experience and track records of its management team, along with a strong and diversified balance sheet, Iron Eagle believes it will have a major competitive advantage by being able to provide higher levels of construction surety bonds. Iron Eagle will further target additional growth opportunities through the highly focused bidding of federal, state, and municipal construction projects as well as working as a subcontractor to some of the multi-billion dollar prime contractors in the United States.

For more information, please visit Iron Eagle's website at www.ironeaglegroup.com.

Safe Harbor Statement
The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release contains statements that are forward-looking, such as statements related to the future anticipated direction of the industry, plans for future expansion, various business development activities, planned or required capital expenditures, future funding sources, anticipated sales growth, and potential contracts. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by, or on behalf of, the company. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, and domestic and global economic conditions.

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